                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.)

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         The Sports Authority, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           THE SPORTS AUTHORITY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 27, 2001
                      ------------------------------------

Dear Shareholder:

      The 2001 annual meeting of shareholders of The Sports Authority, Inc. will be held on Wednesday, June 27, 2001, at 8:30 A.M. at the Company's Pembroke Pines store, 11140 Pines Boulevard, Pembroke Pines, Florida 33026. At the meeting, shareholders will act on the following matters:
      1. Election of three Class I Directors, each for a term of three years;

      2. Approval of the Amended and Restated Employee Stock Purchase Plan;

      3. Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for fiscal 2001; and

      4. Any other matters that properly come before the meeting.

      You must be a shareholder of record at the close of business on April 30, 2001 to vote at the meeting or any adjournments or postponements of the meeting. Regardless of whether you will attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote your shares by using a touch-tone telephone or through the Internet, as explained on the proxy card. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting.



                                          By Order of the Board of Directors,


                                          /s/ FRANK W. BUBB
                                          --------------------------
Ft. Lauderdale, Florida                   FRANK W. BUBB
May 18, 2001                              Secretary

                                TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING ............................................................................ 1
         WHAT IS THE PURPOSE OF THE MEETING? ........................................................ 1
         WHO CAN VOTE? .............................................................................. 1
         WHO CAN ATTEND THE MEETING? ................................................................ 1
         WHAT CONSTITUTES A QUORUM? ................................................................. 1
         HOW DO I VOTE? ............................................................................. 1
         CAN I CHANGE MY VOTE AFTER I VOTE? ......................................................... 2
         HOW DO I VOTE MY 401(K) PLAN AND EMPLOYEE STOCK PURCHASE PLAN SHARES? ...................... 2
         WHO COUNTS VOTES? .......................................................................... 2
         WHAT ARE THE BOARD'S RECOMMENDATIONS? ...................................................... 2
         WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM? ................................................ 2
         WHO PAYS THE PROXY SOLICITATION COSTS? ..................................................... 3
         HOW DO I SUBMIT STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS? ............................ 3

STOCK OWNERSHIP ..................................................................................... 3
         WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK? ......................................... 3
         HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN? ...................... 4

PROPOSAL 1: ELECTION OF DIRECTORS ................................................................... 5
      Nominees for Election as Class I Directors .................................................... 5
      Directors Continuing in Office ................................................................ 6
      Information on the Board of Directors ......................................................... 7
         HOW OFTEN DID THE BOARD MEET DURING FISCAL 2000? ........................................... 7
         WHAT COMMITTEES HAS THE BOARD ESTABLISHED? ................................................. 7
         HOW ARE DIRECTORS COMPENSATED? ............................................................. 7
         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ................................ 8
     Executive Compensation ......................................................................... 8
         Compensation Committee Report on Executive Compensation .................................... 8
         Executive Compensation for Last Three Fiscal Years ........................................ 10
         Stock Options ............................................................................. 11
         Long-Term Incentive Plan Awards ........................................................... 12
         Retirement Benefits ....................................................................... 12
         Employment and Severance Agreements ....................................................... 13
         Comparative Shareholder Return ............................................................ 14
     Section 16(A) Beneficial Ownership Reporting Compliance ....................................... 15
     Certain Transactions .......................................................................... 15

PROPOSAL 2: APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE
STOCK PURCHASE PLAN ................................................................................ 15

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
PUBLIC ACCOUNTANTS ................................................................................. 17
     Audit Fees .................................................................................... 17
     Audit Committee Report ........................................................................ 18

EXHIBIT A   The Sports Authority, Inc. Audit Committee Charter .................................... A-1

EXHIBIT B   The Sports Authority, Inc. Amended and Restated Employee Stock Purchase Plan .......... B-1


                           THE SPORTS AUTHORITY, INC.
                             3383 NORTH STATE ROAD 7
                          FT. LAUDERDALE, FLORIDA 33319
                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

      This proxy statement is being mailed on or about May 18, 2001, in connection with the solicitation of proxies by the Board of Directors of The Sports Authority, Inc. for use at the 2001 annual meeting of shareholders and at any postponements or adjournments of the meeting. The meeting will be held on Wednesday, June 27, 2001, at 8:30 A.M. at the Company's Pembroke Pines store, 11140 Pines Boulevard, Pembroke Pines, Florida 33026.


                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE MEETING?

      At the Company's annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of three Class I Directors for three-year terms, approval of the Amended and Restated Employee Stock Purchase Plan and ratification of the appointment of the Company's independent public accountants for fiscal 2001. In addition, the Company's management will report on the performance of the Company during fiscal 2000 and respond to questions from shareholders.

WHO CAN VOTE?

      If you owned stock at the close of business on the record date, April 30, 2001, you are entitled to receive notice of the annual meeting and to one vote for each share you owned on that date on each matter to be acted upon at the meeting, or any postponements or adjournments of the meeting.

WHO CAN ATTEND THE MEETING?

      All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. A list of shareholders entitled to notice of and to vote at the meeting will be available for inspection at the meeting and at the Company's corporate offices for at least ten days before the meeting. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. You will be required to present acceptable proof of stock ownership for admission to the meeting. This will include a copy of a brokerage statement reflecting your stock ownership as of the record date if you hold your shares in "street name" (that is, through a broker or other nominee).

WHAT CONSTITUTES A QUORUM?

      A quorum is necessary to hold a valid meeting of shareholders. A majority of the shares outstanding on the record date and entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present at the meeting, the shareholders present in person or represented by proxy will have the power to adjourn the meeting until a quorum is present in person or by proxy, with no other notice than announcement at the meeting. Any business that could have been transacted at the originally noticed meeting can be transacted at the adjourned meeting at which a quorum is present in person or by proxy. As of the record date, there were 32,603,222 shares of common stock of the Company outstanding. Proxy cards received but marked as "WITHHOLD VOTE", abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

      SHAREHOLDERS OF RECORD.   If you are a shareholder of record, you may vote
                                any one of four ways:

      o BY MAIL: complete and properly sign and date the accompanying proxy card and return it to American Stock Transfer and Trust Company, the Company's stock transfer agent, in the enclosed postage-prepaid envelope.

      o BY TOUCH-TONE TELEPHONE: call 1-800-PROXIES and follow the instructions. Have your proxy card and control number, which is indicated on your proxy card, available when you call.

      o BY THE INTERNET: access the web page at WWW.VOTEPROXY.COM and follow the on-screen instructions. Have your control number available when you access the web page.

      o IN PERSON AT THE MEETING: if you attend the meeting, you may deliver your completed proxy card in person.

      BENEFICIAL OWNERS. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to shareholders owning stock through most major banks and brokers.

CAN I CHANGE MY VOTE AFTER I VOTE?

      Yes. Even after you have voted, you may change your vote at any time before the proxy is exercised at the meeting. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

HOW DO I VOTE MY 401(K) PLAN AND EMPLOYEE STOCK PURCHASE PLAN SHARES?

      If you participate in The Sports Authority 401(k) Savings and Profit Sharing Plan, you may vote the shares allocated to your account (including unvested shares), as of the record date. You may vote by instructing State Street Bank and Trust Company, the trustee of the Plan, by following the instructions for shareholders of record under "How do I vote?" If you do not send instructions, the shares allocated to your account will be voted by the trustee in the same proportion that it votes shares for which it did receive timely instructions.

      If you participate in the Employee Stock Purchase Plan, you may vote your shares as if you owned them outside the Plan by following the instructions for shareholders of record under "How do I vote?"

WHO COUNTS VOTES?

      American Stock Transfer and Trust Company, the Company's stock transfer agent, will count the votes. An employee of American Stock Transfer and Trust Company has been appointed by the Board as an independent inspector of the election.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

      Unless you give other instructions on your proxy card or when voting by telephone or the Internet, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is included in the description of each item in this proxy statement. In summary, the Board recommends a vote:

      o FOR election of the nominated slate of Class I Directors;
      o FOR approval of the Amended and Restated Employee Stock Purchase Plan;
        and
      o FOR ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for fiscal 2001.

      The Company does not know of any business that will be presented for consideration at the annual meeting other than the items referred to above. If other matters are properly brought before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

      ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast by shares present in person or represented by proxy and entitled to vote in the election of Directors is required to elect the Directors nominated. Votes withheld and broker non-votes will not be counted as votes cast in the election of Directors and, as a result, will have no effect on the outcome of that vote.

      OTHER ITEMS. For each other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item is required for approval. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal and broker non-votes will have no effect.

WHO PAYS THE PROXY SOLICITATION COSTS?

      Your proxy is being solicited by the Board of Directors. The Company pays the cost of soliciting your proxy and reimburses banks, brokerage firms, voting trustees and other custodians, nominees and fiduciaries for reasonable costs incurred by them in forwarding proxy materials to you. Solicitation will be made by mail, and may be made personally or by telephone by officers and regular employees of the Company without compensation other than their regular compensation.

HOW DO I SUBMIT SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS?

      Under Rule 14a-8 under the Securities Exchange Act of 1934, any proposal you intend to present at the Company's 2002 annual meeting must be received by the Company's Secretary at the corporate headquarters no later than January 18, 2002 to be eligible for inclusion in the proxy materials for the meeting.

      Under the Company's bylaws, you can nominate a person for election to the Board or propose any matter for consideration at an annual meeting if you are a shareholder of record on the record date for the meeting and on the date you give the Secretary of the Company at the corporate headquarters timely notice of the nomination or proposal in proper written form. The notice must be delivered not less than 60 or more than 90 days prior to the date of the annual meeting. If the Company gives less than 70 days notice of the date of the annual meeting to shareholders or the public, then your notice does not have to be received by the Company's Secretary until the close of business on the tenth day after the earlier of the day the Company discloses the annual meeting date or mails notice of the meeting date. To be in proper written form, your notice must contain specified information about you and the matter to be presented at the meeting or the person whom you propose to nominate.

                                 STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

      The following table sets forth certain information concerning the beneficial ownership of shares by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding shares. This information is shown as of December 31, 2000 and is based on the most recent Schedules 13G filed by these shareholders with the Securities and Exchange Commission. Except as otherwise indicated, these shareholders have sole voting power and sole dispositive power with respect to the number of shares shown.

                                                                                               PERCENT OF SHARES
NAME AND ADDRESS                                                          NUMBER OF SHARES        OUTSTANDING
-----------------                                                         ----------------       -------------
JUSCO Co., Ltd. ......................................................       3,030,000               9.3%
51-1, 1-chome,
Nakase, Mihama-ku,
Chiba-shi, Chiba 261, Japan

West Highland Capital, Inc., Estero Partners,
LLC, West Highland Partners, L.P., and
Lang H. Gerhard. .....................................................       3,000,000(1)            9.2%
300 Drake's Landing Road, Suite 290,
Greenbrae, CA  94904

Dimensional Fund Advisors Inc. .......................................       2,156,600(2)            6.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

------------
(1) Mr. Gerhard is the sole shareholder of West Highland Capital, Inc. ("WHC"), an investment adviser, and the manager of Estero Partners, LLC ("LLC"). Gerhard, WHC and LLC are the general partners of West Highland Partners, L.P. ("WHP"). Gerhard, WHC and LLC constitute a "group" as defined in Rule 13d-5(b)(1). Gerhard and WHC each report having shared voting power and shared dispositive power with respect to 3,000,000 shares, LLC reports having shared voting power and shared dispositive power with respect to 2,796,000 shares, and WHP reports having shared voting power and shared dispositive power with respect to $2,277,000 shares.
(2) Dimensional Fund Advisors Inc. possesses voting and/or investment power over the shares that are owned by four investment companies, group trusts and accounts to which it furnishes investment advice. Dimensional disclaims beneficial ownership of the shares.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

      The following table shows the number of shares of the Company beneficially owned by each Director, each Director nominee and the executive officers named in the Summary Compensation Table on page 10, and by all Directors, nominees and executive officers as a group, as of April 30, 2001. Except as otherwise indicated, all persons listed below have sole voting power and sole dispositive power with respect to the number of shares shown, except to the extent that power is shared by spouses under applicable law.

                                                                                               PERCENT OF SHARES
NAME                                                                      NUMBER OF SHARES        OUTSTANDING
------                                                                    ----------------       -------------
A. David Brown ..........................................................      18,616(1)             *
Mary Elizabeth Burton ...................................................      17,691                *
Cynthia R. Cohen ........................................................      19,406(2)             *
Steve Dougherty .........................................................      294,831(3)            *
Julius W. Erving ........................................................      20,101                *
Carol A. Farmer .........................................................      30,566(3)             *
Henry Flieck ............................................................      -0-                   *
Martin E. Hanaka ........................................................      638,538(4)          1.9
Elliott J. Kerbis .......................................................      70,000(5)             *
George R. Mihalko .......................................................      114,230(6)            *
Kevin M. McGovern .......................................................      10,982(7)             *
Charles H. Moore ........................................................      21,810(8)             *
Arthur Quintana .........................................................      26,418(9)             *
James R. Tener ..........................................................      51,630(6)             *
All Directors, nominees and executive officers
as a group (14 persons) .................................................      1,334,819           4.1%

------------
*     Represents less than one percent.

(1) Includes 17,583 shares granted to Mr. Brown under the Director Stock Plan, receipt of which he has elected to defer under the terms of that Plan.
(2) Includes options granted under the Director Stock Plan to purchase 11,000 shares which vest within 60 days of April 30, 2001.
(3) Includes vested options to purchase 5,607 shares granted under the Director Stock Plan.
(4) Includes 85,580 restricted shares granted under the 2000 Stock Option and Stock Award Plan and vested options to purchase 250,000 shares granted under the 1996 Stock Option and Restricted Stock Plan.
(5) Includes 10,000 restricted shares granted under the 2000 Stock Option and Stock Award Plan.
(6) Includes 34,230 restricted shares granted under the 2000 Stock Option and Stock Award Plan.
(7) Includes 10,982 shares granted to Mr. McGovern under the Director Stock Plan, receipt of which he has elected to defer under the terms of that Plan.
(8) Includes 10,810 shares granted to Mr. Moore under the Director Stock Plan, receipt of which he has elected to defer under the terms of that Plan.
(9) Includes 11,980 restricted shares granted under the 2000 Stock Option and Stock Award Plan.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS

      The Board is divided into three classes, having three-year terms that expire in successive years. There are currently nine Directors, of whom three are in each class. The current term of office of the Directors in Class I, Julius W. Erving, Martin E. Hanaka and Charles H. Moore, expires at the 2001 annual meeting. The Board proposes that each of these current Class I Directors be re-elected for a new term of three years commencing at the meeting and ending in 2004 or until their respective successors are elected and qualified or until their earlier death, resignation or removal.

      Each of the nominees has consented to serve a three-year term as a Director. To the best knowledge of the Board, each of the nominees is and will be able to serve if elected at the annual meeting. If any of them becomes unavailable to serve as a Director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board.

      THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES AS DIRECTORS.

      Set forth below is a brief biography of each nominee and of all other Directors who will continue in office after the meeting.


                                     CLASS I

                              TERM EXPIRING IN 2004

JULIUS W. ERVING, AGE 51.                               Director since May 1997

      Since June 1997, Mr. Erving has served as Vice President of RDV Sports and as Executive Vice President of its division, the Orlando Magic Basketball Club. Mr. Erving engages in various product endorsements and promotions, which are managed by the Erving Group, Inc., of which he is the founder and President, a position he has held since 1979. Mr. Erving is a director of Converse, Inc. (athletic shoes), Saks Holdings Inc. (retail department stores), Darden Restaurants, Inc. and Williams Communication Group.

MARTIN E. HANAKA, AGE 52.                          Director since February 1998

      Mr. Hanaka was elected as Chairman in November 1999, after having been elected as Chief Executive Officer in September 1998, and having joined the Company as Vice Chairman in February 1998. From 1994 until October 1997, Mr. Hanaka served as President and Chief Operating Officer and a director of Staples, Inc. (an office supply retailer). Mr. Hanaka's extensive retail career has included serving as Executive Vice President of Marketing and as President and Chief Operating Officer of Lechmere, Inc. from 1992 to 1994, and serving in various capacities for 20 years at Sears Roebuck & Co., most recently as Vice President in charge of Sears Brand Central. Mr. Hanaka is also a director of Trans-World Entertainment (movie and video retail chain under several brands) and RMS Networks, Inc. (a provider of point-of-purchase advertising and information distributed by broadband satellite networks).

CHARLES H. MOORE, AGE 71.                               Director since May 1999

      Mr. Moore serves as executive director of the Committee to Encourage Corporate Philanthropy, having served as deputy to the Chairs from November 1999 through March 2001. Mr. Moore served as the Director of Athletics at Cornell University between 1994 and August 1999. Previously, Mr. Moore served as Eecutive Vice President of Illinois Tool Works, Inc. in 1991 and 1992, and as President and Chief Executive Officer of Ransburg Corporation from 1988 to 1992. Mr. Moore served as a Public Sector Director of the United States Olympic Committee and as Chairman of that organization's Audit Committee between 1992 and 2000. Mr. Moore is a director of Elcotel, Inc. (telecommunications), a Governor of the National Art Museum of Sport, of which he is the former Chairman and Chief Executive Officer, a National Board member of the Smithsonian Institution, a Commissioner of the Smithsonian American Art Museum, and a Regent of Mercersburg Academy.

                         DIRECTORS CONTINUING IN OFFICE

                                    CLASS II

                              TERM EXPIRING IN 2002

CYNTHIA R. COHEN, AGE 48.                          Director since December 1998

      Ms. Cohen is the founder of Strategic Mindshare, a strategic management consulting firm serving retailers, consumer product manufacturers and e-businesses, and has served as its President since the Company's inception in 1990. Prior to that, Ms. Cohen was a partner with Deloitte Consulting. Ms. Cohen is a director of Office Depot, Inc. (an office supply retailer). In addition, Ms. Cohen serves on the Executive Advisory Board for the Center for Retailing Education at the University of Florida and is a member of the board of the National Foundation for Women Business Owners.

STEVE DOUGHERTY, AGE 53.                              Director since March 1995

      Mr. Dougherty is currently President, General Partner and a director of SLD Properties, Inc., a real estate concern based in Boca Raton, Florida, a position he has held since 1993. Mr. Dougherty co-founded Office Depot, Inc. and Mr. How Warehouse (a retail home improvement chain). He served as President, Chief Operating Officer and a director of Office Depot from 1986 until his retirement in 1990 and prior thereto served as an executive officer and a director of Mr. How Warehouse.

KEVIN M. MCGOVERN, AGE 52.                             Director since June 2000

      Mr. McGovern is currently the Chairman and Chief Executive Officer of McGovern Capital LLC, which structures, funds, and implements capital formation, joint ventures and business alliances. He is also the principal in the law firm of McGovern & Associates and Chairman of Greenwich Alliances, which specializes in the formation and negotiation of strategic alliances. He has served on Cornell University's Trustee Council, Administrative Board, and is a Founder of the Cornell Club NYC, a member of the Cornell Advisory Council, Entrepreneurship and Personal Enterprise, the Arts and Science School Council, and the Athletic Council.

                                    CLASS III

                              TERM EXPIRING IN 2003

A. DAVID BROWN, AGE 58.                            Director since December 1998

      Mr. Brown is a Partner in Whitehead Mann Pendleton James, an executive search firm which acquired Pendleton James Associates in August 2000. Mr. Brown has served as the Managing Director of Pendleton James Associates since May 1997, after having served as Vice President of the Worldwide Retail/Fashion Specialty Practice at Korn/Ferry International from 1994 to May 1997, as Senior Vice President for Human Resources at R. H. Macy & Co. from 1983 to 1994, and as a director of R. H. Macy & Co. from 1987 to 1992. Mr. Brown is also a director of Zale Corporation (a jewelry retailer) and Selective Insurance Group, Inc., a member of the Board of Trustees of Drew University, and a member of the Board of Trustees of the Jackie Robinson Foundation.

MARY ELIZABETH BURTON, AGE 49.                         Director since July 1999

      Ms. Burton currently serves as Chairman and Chief Executive Officer of BB Capital, Inc., a company which she founded in 1992 to provide advisory services to and make investments in small to medium sized retail businesses. Previously, Ms. Burton served as the Chief Executive Officer of a number of companies, including Supercuts, Inc., PIP Printing and Cosmetic Center, Inc. Ms. Burton is also a director of Staples, Inc.

CAROL FARMER, AGE 56.                               Director since January 1995

      Ms. Farmer has been the President of Carol Farmer Associates, Inc., a trend forecasting and retail consulting firm, since she founded it in 1984. Prior to that, Ms. Farmer was Executive Vice President of Lerner Stores and Vice President of American Can Company.

                      INFORMATION ON THE BOARD OF DIRECTORS

HOW OFTEN DID THE BOARD MEET DURING FISCAL 2000?

      The Board of Directors held five regular meetings and one special meeting during fiscal 2000.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

      The Board of Directors has standing Audit, Compensation, Governance and Executive Committees. These committees held a total of nine meetings during fiscal 2000. The membership and functions of the committees are as follows.

      AUDIT COMMITTEE. The Audit Committee reviews and makes recommendations regarding the Company's engagement of independent public accountants, the annual audit of the Company's financial statements and the Company's internal controls, accounting practices and policies. The Audit Committee held four meetings during fiscal 2000. The Directors on the Audit Committee are Ms. Burton (Chair) and Messrs. Dougherty and Moore.

      COMPENSATION COMMITTEE. The Compensation Committee determines the nature and amount of compensation for executive officers of the Company. The Compensation Committee also administers certain of the Company's employee benefit plans. The Compensation Committee held two meetings during fiscal 2000. The Directors on the Compensation Committee are Ms. Cohen (Chair) and Messrs. Brown and McGovern.

      GOVERNANCE COMMITTEE. The Governance Committee considers nominees for election as Directors, including those recommended by shareholders, nominates individuals for election as Directors, and considers issues relating to the governance of the Board and other matters prescribed by the Board. The Governance Committee held three meetings during fiscal 2000. The Directors on the Governance Committee are Ms. Farmer (Chair) and Messrs. Erving and Moore.

      EXECUTIVE COMMITTEE. The Executive Committee acts in the stead of the entire Board during the periods between regular Board meetings. The Board has delegated to the Executive Committee the power to act in lieu of and with the powers and authority granted to the Board in the management and direction of the Company, except as may be limited by Delaware General Corporation Law. The Executive Committee did not meet during fiscal 2000. The Directors on the Executive Committee are Mr. Hanaka (Chair), Ms. Burton, Ms. Cohen, Mr. Dougherty and Ms. Farmer.

HOW ARE DIRECTORS COMPENSATED?

      Directors who are also employees of the Company receive no additional compensation for service as Directors. Non-employee Directors receive the following standard compensation annually.

      Annual Retainer ................  restricted shares with a value on the date of grant of $25,000, or if the
                                        Director so elects, an equivalent value
                                        in stock options

      Committee Chair Retainer .......  restricted shares with a value on the date of grant of $2,500, or if the
                                        Director so elects, an equivalent value
                                        in stock options

      Stock Options ..................  to purchase 1,500  shares at fair market value (5,000 sares, beginning in
                                        June 2001)

      Meeting Fees ...................  $2,500 in cash for each Board meeting attended in person $500 in cash for each Board meeting attended by telephone $500 in cash for each committee meeting attended

      The restricted shares and options are granted under the Director Stock Plan at the beginning of each plan year, at the time of the annual meeting. The number of options a Director may elect to receive in lieu of restricted shares is determined by the Compensation Committee in its sole discretion, but in no event may an option be valued at less than $2.50 for this purpose (i.e., so that the maximum number of options a Director could receive for his or her annual retainer is 10,000).

      The restricted shares vest on the earlier of the end of the plan year or proportionally on the date the Director ceases serving on the Board, in which case the remaining restricted shares are forfeited. The stock options are nonqualified options under the Internal Revenue Code. Options elected in lieu of restricted shares vest at the end of the plan year for which they are granted, and all other options vest three years after their grant date, unless otherwise provided in the grant. All such options terminate on the earlier of ten years after the date of grant or three months after the Director ceases serving on the Board. If a Director ceases serving on the Board due to death or disability, or if a change in control of the Company occurs, the restricted shares and options will vest. No shares granted or purchased under the Director Stock Plan may be sold until at least six months after the date of grant or purchase.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2000, the Company paid Pendleton James Associates, of which Mr. Brown served as Managing Director, fees totaling $75,000 for executive search services performed for the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed of three independent, non-employee Directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission, except as described in the preceding paragraph. The Committee's goal is to ensure the establishment and administration of executive compensation policies and practices that will enable the Company to attract, retain and motivate the management talent necessary to achieve the Company's goals and objectives.

      The Committee's executive compensation philosophy includes the following considerations:
      o A competitive mix of short-term and long-term compensation opportunities which facilitate the Company's ability to attract, retain and motivate executive talent;
      o In determining short-term compensation, a greater emphasis on annual incentive bonus opportunities than on base salary;
      o Share ownership opportunities that align the interests of Company executives with the long-term interests of shareholders;
      o Performance unit opportunities that focus management's attention on creating sustained growth in earnings per share; and
      o Recognition that, as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based upon share ownership and other incentives and less upon base salary.

      The primary components of the Company' fiscal 2000 executive compensation program are: (1) base salary; (2) annual cash incentive opportunities provided through the Annual Incentive Bonus Plan; and (3) long-term incentive opportunities provided through the grant of stock options and restricted stock under the 2000 Stock Option and Stock Award Plan, and the grant of performance units under the Performance Unit Plan. The Committee uses an independent compensation consulting firm to analyze competitive data and develop the ranges for each of these components of executive compensation. Each of these components is discussed separately in this report.

SHORT-TERM COMPENSATION. In determining fiscal 2000 compensation, the Committee compared total cash compensation levels for executive officers to compensation paid to executives at other retail companies with which the Company competes for executive talent. The companies chosen for compensation comparisons in the most recent competitive study are not the same companies that comprise the published industry index in the stock price performance graph shown in "Comparative Shareholder Return" on page 14. The Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total shareholder returns.

      BASE SALARY. Base salaries for Company executive officers are subject to annual review and adjustment on the basis of individual and Company performance, level of responsibility and competitive, inflationary, and internal equity considerations. The Committee generally attempts to set base salaries of executive officers at the 40th percentile of the market, based upon information provided by the Committee's independent compensation consulting firm. Mr. Hanaka's base salary rate of $750,000 was established in January 2000 based upon the above criteria.

      ANNUAL INCENTIVE BONUSES. Under the Company's Annual Incentive Bonus Plan, which is administered by the Committee, executive officers and certain other employees are eligible to receive cash bonuses based upon the Company's attainment of specific performance goals. The performance goals may be different from year to year, and expressed in either quantitative and/or qualitative terms, and to the extent applicable, performance against these goals must be determined in accordance with generally accepted accounting principles. Target incentive bonus opportunities are established at the beginning of the fiscal year for each executive officer and expressed as a percentage of the executive officer's competitive salary range midpoint, and are set at the 75th percentile of the market, based upon information provided by the Committee's independent compensation consulting firm. The Bonus Plan requires that a threshold level of performance be established, below which no bonus award would be made, levels of performance at which specified percentages of the target bonus would be paid, and a maximum level of performance above which no additional bonus would be paid. The Bonus Plan specifies that the maximum bonus payable to the Chief Executive Officer of the Company is limited to three times the salary range midpoint for the position. All other executive officers are limited to a maximum bonus payment of two times their salary range midpoint.

      Bonuses paid to the Company's executives under the Bonus Plan for fiscal 2000, as shown in the Summary Compensation Table on page 10, were based upon attainment of the performance goals determined by the Committee for the year.

LONG-TERM COMPENSATION. The Company intends to provide executive officers with long-term compensation opportunities that align the executive's interest with the long-term interests of shareholders and fosters an ownership culture. The combination of stock options, stock grants and a cash-based Performance Unit Plan are intended to provide executive officers with long-term compensation opportunities at the 75th percentile of the market, based upon information provided by the Committee's independent compensation consulting firm.

      STOCK OPTIONS AND RESTRICTED STOCK. The 2000 Stock Option and Stock Award Plan provides for the grant at fair market value of stock options with such vesting and exercise periods as the Committee may determine. In determining the number of shares in a stock option grant, the Committee takes into consideration the individual's performance, the level of his or her position, and the individual's present and potential contribution to the success of the Company. The Committee intends to make periodic grants of stock options to the Company's management personnel, including its executive officers. The Plan also provides for the grant of restricted shares.

      PERFORMANCE UNITS. Under the Company's Performance Unit Plan, executive officers and certain other employees are eligible to receive cash payments based upon the Company's attainment of an earnings per share target measured over a three-year performance period unless otherwise specified by the Committee. The number of target performance units (with an initial unit value of $1.00 and a maximum unit value of $2.00) are established at the beginning of a performance period for each participant based on the participant's role and responsibilities and competitive levels of long-term compensation. The Plan is designed to be self-funding out of the Company's earnings and involves no shareholder dilution.

      For the two-year performance period covering fiscal 1999-2000, the Company's performance fell short of the threshold level of performance and, as a result, no payments were made to the Company's executives under the Performance Unit Plan for that period.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT. Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless certain requirements are met. The Committee intends to consider carefully any plan or compensation arrangement that would result in the disallowance of compensation deductions. It will use its best judgment in such cases, however, taking all factors into account, including the materiality of any deductions that may be lost.

                                                     Cynthia R. Cohen (Chair)
                                                     A. David Brown
                                                     Kevin M. McGovern

EXECUTIVE COMPENSATION FOR LAST THREE FISCAL YEARS

      The following table shows the compensation for each of the last three fiscal years earned by the Company's Chief Executive Officer during fiscal 2000 and by each of the five other most highly compensated executive officers of the Company who served in those capacities at the end of fiscal 2000.

                                         SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                    ----------------------    -------------------------------------
                                                              RESTRICTED    SECURITIES   LONG-TERM
                              FISCAL                            STOCK       UNDERLYING   INCENTIVE      ALL OTHER
NAME AND POSTION               YEAR    SALARY       BONUS       AWARDS      OPTIONS (#)  PLAN PAYOUTS COMPENSATION(1)
-----------------             -----------------  ----------- ------------   ------------------------- ---------------
Martin E. Hanaka ............  2000   $750,000    $465,830    $    -0-        500,000        -0-          $ 23,760
  Chairman and                 1999    666,750      -0-            -0-        250,000                       18,464
  Chief Executive Officer      1998    550,671      -0-         618,750       350,000                          -0-

Elliott J. Kerbis(2) ........  2000    151,923     82,787        20,625(3)    225,000        -0-            33,283(2)
  Executive Vice President -
  Merchandising and
  Sales Promotion

James R. Tener(4) ...........  2000    400,000     226,515         -0-         50,000        -0-               -0-
  Executive Vice President     1999    209,654      -0-          20,625       175,000                          -0-
  and Chief Operating Officer

George R. Mihalko(4) ........  2000    335,000     226,515         -0-         50,000        -0-           102,706(5)
  Executive Vice President     1999    108,192      -0-          15,469       150,000                          -0-
  and Chief Financial Officer

Henry Flieck(6) .............  2000    305,000     149,183         -0-         -0-           -0-               585
  Executive Vice President -   1999    286,154      15,469       15,469        67,000                      100,000
  Growth and Development       1998     86,154      -0-            -0-         20,000                          -0-

Arthur Quintana(7) ..........  2000    285,000     149,183         -0-         25,000        -0-             6,863
  Senior Vice President -      1999    243,538       -0-         20,625        67,000                       71,500
  Supply Chain                 1998     64,615       -0-           -0-         40,000                          -0-

------------

(1) "All Other Compensation" in fiscal 2000 consists of Company contributions under the 401(k) Savings and Profit Sharing Plan and the Supplemental 401(k) Savings and Profit Sharing Plan, unless otherwise specifically identified.
(2) Mr. Kerbis joined the Company in October 2000. In addition to paying Mr. Kerbis' relocation expenses consistent with Company practice, the Company paid Mr. Kerbis a $33,283 relocation allowance.
(3) This amount represents the value of the 10,000 restricted shares granted to Mr. Kerbis on October 10, 2000 under the 2000 Stock Option and Stock Award Plan which vest on October 10, 2003. As of February 3, 2001, the value (based on the closing price of the shares of $3.59 on February 2, 2001) of these shares was $35,900.
(4) Messrs. Tener and Mihalko joined the Company in June and September 1999, respectively.
(5) This amount includes retention payments totaling $100,000 which the Company agreed to make in conjunction with Mr. Mihalko's employment by the Company.
(6) Mr. Flieck joined the Company in October 1998 and his employment was terminated in March 2001 as part of a restructuring affecting several positions in the Company.
(7)   Mr. Quintana joined the Company in October 1998.

Stock Options

      The following table shows stock options granted during fiscal 2000 to the executive officers named in the Summary Compensation Table on page 10. These option grants are also included under the heading "Shares Underlying Options" in that table. The hypothetical realizable values for each option grant are shown based on compound annual rates of share price appreciation of 0%, 5% and 10% from the grant date to the expiration date for each option. The assumed rates of appreciation are for illustration purposes only and are not intended to predict future share prices, which will depend upon market conditions and the Company's future performance and prospects.

                      STOCK OPTIONS GRANTED IN FISCAL 2000

                                          % OF TOTAL                                POTENTIAL REALIZABLE VALUE
                              NUMBER OF    NUMBER OF                                AT ASSUMED ANNUAL RATES OF
                               SHARES       OPTIONS                                SHARE PRICE APPRECIATION FOR
                             UNDERLYING   GRANTED TO    EXERCISE                            OPTION TERM
                               OPTIONS   EMPLOYEES IN   PRICE PER   EXPIRATION    ------------------------------
NAME                         GRANTED(1)   FISCAL 2000     SHARE        DATE         0%        5%          10%
-------                      ----------  ------------   ---------   ----------     -----  ----------  ----------
Martin E. Hanaka ..........    250,000       16.91        $2.44         2/9/10      -0-    $383,233   $971,187
                               250,000       16.91         2.31         6/1/10      -0-     287,225    799,801
Elliott J. Kerbis .........    125,000        8.46         2.06       10/12/10      -0-     136,685    370,360
                               100,000        6.77         3.99         2/1/11      -0-     140,164    459,529
James R. Tener ............     50,000        3.38         1.50        7/19/10      -0-      47,167    119,531
George R. Mihalko .........     50,000        3.38         1.50        7/19/10      -0-      47,167    119,531
Henry Flieck ..............      -0-          -0-           -             -         -0-       -0-         -0-
Arthur Quintana ...........     25,000        1.69         1.50        7/19/10      -0-      23,584     59,765

------------

(1) All options granted in fiscal 2000 are exercisable at a price equal to the fair market value of a share on the date of grant. All such options become exercisable three years after date of grant if the executive remains in the employ of the Company through that date. Exercisability is accelerated upon death, total and permanent disability or a change in control of the Company.

      The following table shows for the executive officers named in the Summary Compensation Table on page 10 the number and value of all stock options exercised during fiscal 2000 and the stock options held at the end of the fiscal year.

                 AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND
                             YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES
                                                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                  SHARES                     OPTIONS AT END OF         IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON     VALUE            FISCAL 2000              END OF FISCAL 2000
NAME                             EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
------                         ------------  ----------   -------------------------   -------------------------
Martin E. Hanaka .............     -0-          -0-            250,000/850,000              -0-/$607,500
Elliott J. Kerbis ............     -0-          -0-                -0-/225,000               -0-/191,250
James R. Tener ...............     -0-          -0-                -0-/225,000               -0-/182,500
George R. Mihalko ............     -0-          -0-                -0-/200,000               -0-/184,000
Henry Flieck .................     -0-          -0-                 -0-/87,000(2)             -0-/39,000
Arthur Quintana ..............     -0-          -0-                -0-/132,000                -0-/91,250

------------

(1) Calculated based on the closing price of the shares of $3.59 on February 2, 2001, less the option exercise price.

(2) These options were forfeited upon the termination of Mr. Flieck's employment in March 2001.

LONG-TERM INCENTIVE PLAN
AWARDS

      The following table shows for the executive officers named in the Summary Compensation Table on page 10 the awards granted in fiscal 2000 under the Company's Performance Unit Plan.

             LONG-TERM INCENTIVE PLAN AWARDS GRANTED IN FISCAL 2000

                                                                            ESTIMATED FUTURE PAYOUTS
                                                                    -----------------------------------------
                                   NUMBER OF      PERFORMANCE        THRESHOLD        TARGET        MAXIMUM
NAME                                UNITS (#)      PERIOD(1)            ($)             ($)           ($)
------                              ---------     -----------        ---------        ------       ---------
Martin E. Hanaka ................   500,000       2001-2003          250,000         500,000       1,000,000
Elliott J. Kerbis ...............   250,000       2001-2003          125,000         250,000         500,000
James R. Tener ..................   250,000       2001-2003          125,000         250,000         500,000
George R. Mihalko ...............   250,000       2001-2003          125,000         250,000         500,000
Henry Flieck(2) .................   175,000       2001-2003            -0-             -0-             -0-
Arthur Quintana .................   175,000       2001-2003           87,500         175,000         350,000

------------

(1)   References are to the Company's fiscal years.

(2) Mr. Flieck's performance units were forfeited upon termination of his employment in March 2001.

RETIREMENT BENEFITS

      The Company has an unfunded Supplemental Executive Retirement Plan for its senior executives, including the executive officers named in the Summary Compensation Table on page 10. The following table shows the annual retirement benefits that a Plan participant would receive without offset for Social Security or other benefits for a period of twenty years, assuming he or she had retired at age 65 with five, ten, fifteen or twenty years of service effective February 3, 2001. Plan benefits vest after seven years of employment or upon a change in control, as defined in the Plan, of the Company.

                               PENSION PLAN TABLE

                           ANNUAL RETIREMENT BENEFITS

                                                        YEARS OF SERVICE(1)
AVERAGE FINAL                   ------------------------------------------------------------------------
COMPENSATION(2)                     5                  10                   15                  20
--------------                  ---------          ----------           ----------          ----------
$  200,000 .................     $17,500            $ 35,000             $ 52,500            $ 70,000
   400,000 .................      35,000              70,000              105,000             140,000
   600,000 .................      52,500             105,000              157,500             210,000
   800,000 .................      70,000             140,000              210,000             280,000
 1,000,000 .................      87,500             175,000              262,500             350,000

------------
(1) For purposes of calculating years of service, no more than twenty years of service is used to calculate retirement benefits. As of February 3, 2001, Messrs. Hanaka, Kerbis, Tener, Mihalko, Flieck and Quintana had 3, 0, 2, 1, 2 and 2 years of service, respectively, as defined in the Plan.

(2) Average final compensation under the Plan is the average of compensation for the three calendar years out of the executive's last five complete calendar years of service during which his or her compensation was highest. Compensation includes base salary and annual bonus in the year received.

EMPLOYMENT AND SEVERANCE AGREEMENTS

      MARTIN E. HANAKA

      On April 30, 2001, the Company entered into a new employment agreement with Mr. Hanaka which replaces the prior agreement with him dated January 11, 2000. The new agreement extends the term of Mr. Hanaka's employment from December 31, 2001 to December 31, 2003, among other things. Under the new agreement, the Company agrees to pay Mr. Hanaka, if it terminates his employment other than for cause (as defined in the agreement) monthly payments through December 31, 2003 equal to his monthly base salary rate in effect at the date of termination, plus one-twelfth of the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which termination occurs. In addition, all of Mr. Hanaka's unvested stock options would vest on the termination of his employment.

      If there is a change in control (as defined in the agreement) of the Company, and if Mr. Hanaka's employment is terminated by the Company other than for cause (as defined in the agreement), or at his election for good reason (as defined in the agreement), in each case within two years after the change in control, the Company will pay him a lump sum cash payment equal to 2.99 times the sum of (a) his annual base salary rate in effect at the date of termination or immediately prior to the change in control, whichever is greater, and (b) the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which he is terminated or the fiscal year immediately prior to the change in control, whichever is greater. If Mr. Hanaka terminates his employment (other than for good reason) within one year after a change in control and before December 31, 2003, and at such time he is not the chief executive officer (other than due to his resignation from or his refusal to serve in the position) of (1) the surviving entity of any merger or consolidation resulting from the change in control, if the surviving entity is not more than 50% owned by any other entity, or (2) the entity which, as a result of the change in control, owns more than 50% of the stock of the Company or the surviving entity of any merger or consolidation, the Company will pay him severance pay for one year consisting of twelve monthly payments equal to the sum of (a) one-twelfth of his annual base salary rate in effect at the date of termination, and (b) one-twelfth of the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which he is terminated or the fiscal year immediately prior to the change in control, whichever is greater. Under the agreement, the Company is required to pay a gross-up for any excise taxes due if a severance payment made following a change in control of the Company constitutes an "excess parachute payment" under section 280G of the Internal Revenue Code.

      The new agreement also requires the Company to provide life insurance coverage that would pay Mr. Hanaka's beneficiary an amount equal to the present value of the payments due as described above if the termination of Mr. Hanaka's employment is due to his death, or an amount equal to present value of the remaining amounts due if he dies while receiving such payments.

      The agreement obligates Mr. Hanaka not to compete against the Company, solicit its employees, disparage it, or disclose confidential information about the Company for one year after the termination of his employment (or the later of one year or until December 31, 2003 if the Company terminates his employment other than for cause and in the absence of a change in control of the Company).

      MESSRS. TENER, MIHALKO, FLIECK AND QUINTANA

      The Company is a party to identical severance agreements with each of Messrs. Tener, Mihalko, Flieck and Quintana. These agreements are dated January 11, 2000 and expire November 30, 2001, and will automatically renew for successive one-year periods unless either party notifies the other at least 60 days prior to the end of the then current term that the agreement will not be renewed.

      Under each agreement, the Company agrees to pay the executive if it terminates his employment other than for cause (as defined in the agreement), severance pay for one year at his base salary rate at the date of termination. In addition, on the next date when bonuses are paid under the Bonus Plan the Company will pay him a lump sum amount equal to the bonus the executive would have received if he had remained employed by the Company through that date. However, if there is a change in control (as defined in the agreement) of the Company, and if the executive's employment is terminated within two years thereafter (1) by the Company other than for cause (as defined in the agreement) or (2) at his election for good reason (as defined in the agreement), the Company will pay him a lump sum cash payment equal to two times the sum of (a) his annual base salary rate in effect at the date of termination or immediately prior to the change in control, whichever is greater, and (b) the "on plan" bonus amount targeted for him under the Bonus Plan for the fiscal year in which he is terminated or the fiscal year immediately prior to the change in control, whichever is greater. Under each agreement, the Company is required to pay a gross-up for any excise taxes due if a severance payment made following a change in control of the Company constitutes an "excess parachute payment" under
Section 280G of the Internal Revenue Code.

      Each agreement obligates the executive not to compete against the Company, solicit its employees, disparage it, or disclose confidential information about the Company for one year after his employment is terminated by the Company other than for cause, and for two years after any other termination of his employment, except that these obligations do not apply in the event of a termination following a change in control of the Company.

      Mr. Flieck's employment was terminated by the Company in March 2001, as part of a restructuring affecting several positions in the Company. The Company is making severance payments to Mr. Flieck in accordance with the agreement described above.

      ELLIOTT J. KERBIS

      The Company entered into a Severance Agreement with Mr. Kerbis dated October 10, 2000 which is substantially identical to the agreements described above with the Company's other executives, except as follows. The agreement sets Mr. Kerbis' initial base salary at $500,000 per year, provides for the grant of 125,000 options and 10,000 restricted shares on the date of the agreement, and provides for the grant of 100,000 options, as well as 250,000 performance units under the Performance Unit Plan, in each of February 2001 and February 2002. The agreement also provides that, if Mr. Kerbis terminates his employment at any time between October 1, 2001 and March 31, 2002, the Company will pay him a lump sum amount equal to his monthly base salary at the time of his termination, multiplied by the number of whole months between October 1, 2000 and the date of his termination.

COMPARATIVE SHAREHOLDER RETURN

      The following line graph compares the cumulative total shareholder return on the shares from January 29, 1996 through February 3, 2001 with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Dow Jones Retailers - All Specialty Index ("D J Retailers - All Specialty Index") for the period from January 31, 1996 through January 31, 2001. In accordance with the rules of the Securities and Exchange Commission, the returns are indexed to a value of $100 at the beginning date and assume reinvestment of all dividends.



                COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
          THE SPORTS AUTHORITY, INC., S&P 500 INDEX AND D J RETAILERS -
                              ALL SPECIALTY INDEX



                              [PERFORMANCE GRAPH]


SPORTS AUTH INC

                                                            Cumulative Total Return
                                        ------------------------------------------------------------
                                          1/29/96   1/26/97   1/25/98   1/24/99   1/29/00    2/3/01

THE SPORTS AUTHORITY, INC.                 100.00    144.90     90.82     37.24     20.92     29.31
S & P 500                                  100.00    126.34    160.34    212.43    234.41    232.30
DOW JONES RETAILERS-ALL SPECIALTY          100.00    123.02    172.76    279.70    282.45    300.58


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers and any holders of more than ten percent of the shares to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of shares on Form 4 or Form 5. Copies of all of these Section 16(a) reports are required to be furnished to the Company. To the Company's knowledge, based solely on a review of the copies of
Section 16(a) reports furnished to the Company for fiscal 2000, and on representations furnished to the Company indicating that no Form 5 was due, all reports were filed on a timely basis.

                              CERTAIN TRANSACTIONS

      The Company is party to a series of agreements with JUSCO Co., Ltd., a major Japanese retailer that owns 9.3% of the Company's outstanding shares, governing their joint venture, Mega Sports Co., Ltd., of which the Company currently owns 8.4%. Mega Sports was formed in 1995 for the purpose of developing and operating The Sports Authority stores in Japan. At the end of fiscal 2000, Mega Sports operated 28 stores in Japan. The Company has an option to purchase additional shares of Mega Sports from JUSCO at the same price per share in yen as the price received by the Company upon its sale of an interest in Mega Sports to JUSCO in March 1999, escalated at 5% per year for three years, and at market value thereafter. The option expires when Mega Sports' shares become publicly traded, or when the Company owns 30% of Mega Sports' shares, whichever is earlier. If the Company were to acquire sufficient shares to own 30% of Mega Sports, it would have proportionate liability for Mega Sports' debt.

      The Company and Mega Sports are parties to a trademark, technology and know-how license agreement, under which Mega Sports must pay the Company royalties at the rate of 1.1% of gross sales in 2000 and 1.2% of gross sales in 2001 and thereafter until 2005. In fiscal 2000, the total amount of this royalty was $2.4 million. Mega Sports has the option of extending the license agreement for three ten-year periods expiring in 2035. JUSCO has guaranteed Mega Sports' payments to the Company under the license agreement under certain conditions. Under the Company's services agreement with Mega Sports, the Company has agreed to furnish certain services, for which Mega Sports is required to reimburse the Company for costs.

                                   PROPOSAL 2

                      APPROVAL OF THE AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN

      On March 28, 2001, upon the recommendation of the Compensation Committee and subject to the approval of the shareholders at the annual meeting, the Board adopted the Amended and Restated Employee Stock Purchase Plan (the "New Plan"), as an amendment and restatement of the Employee Stock Purchase Plan adopted in November 1994 immediately before the Company's initial public offering (the "Original Plan"). The "Plan" means both the Original Plan and the New Plan.

      THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE NEW
PLAN.

      The number of shares authorized for issuance under the Original Plan (as adjusted for the 3-for-2 stock split in 1996) was 1,112,259, of which all but 32,683 shares have been issued to employees who purchased shares under the Original Plan. The New Plan increases the number of authorized shares by 750,000 to 1,862,259, extends the Plan's term from December 31, 2004 to December 31, 2010, and changes the Plan text to eliminate language relating to the initial public offering and the first offering period under the Original Plan and in certain other immaterial respects.

      Set forth below is a summary of the terms and provisions of the New Plan and the federal income tax consequences of the Plan. The complete text of the New Plan is set forth in Exhibit B. If the shareholders do not approve the New Plan at the annual meting the Original Plan will remain in effect.

DESCRIPTION OF THE NEW PLAN

      The Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. The Plan's purpose is to allow employees of the Company and its wholly-owned subsidiaries to purchase shares through accumulated payroll deductions, cash dividends on shares held in the employee's account under the Plan, and the employee's cash payments under the Plan. All regular employees who have completed one year of service are eligible to participate in the Plan. As of April 30, 2001, approximately 3,700 employees were eligible to participate in the Plan.

      The Plan provides for quarterly offering periods. At the beginning of each calendar quarter, the Company grants each eligible employee an option to purchase shares at a price equal to 85% of the market price at the end of the quarter with payroll deductions made during the quarter. An employee may elect to participate by authorizing payroll deductions at a rate between 1% and 10% of his or her compensation. An employee's election to participate continues at the same rate of payroll deduction in subsequent quarters, unless changed or revoked. Except during the last 15 days of a quarter, a participant may make cash payments to purchase additional shares or withdraw from the Plan and receive a refund of the current quarter's payroll deductions. The total market value of a participant's purchases is limited to $25,000 for each calendar year. In the event of a change in control (as defined in the Plan) of the Company, the offering of shares under the Plan will terminate unless the Committee determines otherwise.

      The shares in a participant's Plan account are owned by the participant, with all of the incidents of ownership, except that shares may not be disposed of during a restricted period of one year after the date of purchase (at the end of a calendar quarter). These restrictions lapse upon termination of a participant's employment either after attainment of age 65 or resulting from the participant's death or disability, or upon a change in control of the Company.

      The Plan is administered by the Compensation Committee. The Committee has full power and authority to establish rules and regulations to govern the Plan, to interpret the Plan and to otherwise administer the Plan. All decisions of the Committee are final and binding on all persons.

      The Board may at any time amend, suspend or discontinue the Plan. Except as provided in the Plan, however, no such action may adversely affect the accrued rights of participants, including under purchase options then outstanding, without their consent. No amendment to the Plan will be effective unless approved by the shareholders if such approval is required to comply with
Section 423 of the Code.

      Since purchase options under the Plan are subject to each eligible employee's voluntary decision whether to participate in the Plan, the benefits and number of shares issuable under the Plan to any given employee or group of employees for any given offering period or year are not determinable.

FEDERAL INCOME TAX CONSEQUENCES

      Assuming that the Plan qualifies as an employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code, a participant would not recognize any taxable income as a result of participating in the Plan, except as described below.

      If a participant disposes of any share purchased under the Plan more than two years after the first day of the quarterly offering period during which the share is purchased (a qualifying transfer), or if he or she dies while owning any share purchased under the Plan, the participant generally would recognize compensation income for the taxable year in which such qualifying transfer or death occurs in an amount equal to the lesser of (i) the excess of the fair market value of the disposed share at the time of such disposition or death over its purchase price, or (ii) 15% of the fair market value of the disposed share on the last day of such quarterly offering period. In the case of a qualifying transfer, (a) the participant's tax basis in the disposed share would be increased by the amount of compensation income so recognized, and (b) the participant would recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from the disposition of the share and his or her tax basis (as so increased) in such share.

      If a participant disposes of any share other than by a qualifying transfer, the participant generally would recognize compensation income in an amount equal to the excess of the fair market value of the disposed share on the date of disposition over its purchase price, and the Company would be entitled to a tax deduction equal to the amount of such compensation income. Otherwise, the Company would not be entitled to any tax deduction with respect to the grant or exercise of purchase options under the Plan or the subsequent sale by participants of shares purchased under the Plan.

MARKET PRICE OF SHARES

      The closing price of the Company's shares on the New York Stock Exchange on April 30, 2001 was $2.32.

                                   PROPOSAL 3

                       RATIFICATION OF THE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

      Subject to shareholder ratification, the Board has reappointed Ernst & Young LLP as the Company's independent public accountants for fiscal 2001. The same firm has served in this capacity since April 1, 1999. Representatives of Ernst &Young will be present at the annual meeting to respond to appropriate questions and to make a statement if they desire.

      THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2001.

      Effective April 1, 1999, the Board, acting upon the recommendation of the Audit Committee, voted to replace the Company's prior independent public accountants, PricewaterhouseCoopers LLP ("PwC"), which had served as the Company's independent public accountants since 1987. The reports of PwC on the 1997 and 1998 fiscal years did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the 1997 and 1998 fiscal years and the period between the end of fiscal 1998 and PwC's replacement, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make a reference to the subject matter of the disagreements in connection with its report. In addition, during the same period, there were no "reportable events" within the meaning of Item 304 of the Securities and Exchange Commission's Regulation S-K.

AUDIT FEES

      The following table shows the fees billed by Ernst & Young LLP for services rendered to the Company for the 2000 fiscal year.

            Audit Fees ....................................................................  $206,000
            Financial Information Systems Design and Implementation Fees ..................         0
            All Other Fees
            o    Tax Services .............................................................   335,000
            o    Other ....................................................................   187,000
            TOTAL .........................................................................  $728,000


AUDIT COMMITTEE REPORT

      The Audit Committee is composed of three non-employee Directors, each of whom meets the independence requirements of the New York Stock Exchange. The Committee acts under a written charter adopted by the Board, a copy of which is set forth in Exhibit A.

      Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company's financial reporting process and internal controls on behalf of the Board.

      The Committee reviewed and discussed the audited financial statements for fiscal 2000 with management and the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, including a discussion of the quality of the Company's accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the adequacy of internal controls.

      The Committee discussed with the independent public accountants the results of the fiscal 2000 audit and all other matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee received, reviewed and discussed the written disclosures from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of nonaudit services with the auditors' independence.

      The Committee has discussed with the independent public accountants and the Company's internal auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors and the internal auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2000 for filing with the Securities and Exchange Commission.


                                             Mary Elizabeth Burton (Chair)
                                             Steve Dougherty
                                             Charles H. Moore

                                                                       EXHIBIT A
                           THE SPORTS AUTHORITY, INC.
                             AUDIT COMMITTEE CHARTER

1. COMPOSITION OF THE COMMITTEE

      The Audit Committee (the "Committee") shall consist of at least three Directors. Each member of the Committee shall be "independent," as defined in
Section 303.01 of the New York Stock Exchange Listed Company Manual, and financially literate, as determined by the Board in its business judgment. At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment.

2. ROLE OF THE COMMITTEE

      The Committee shall provide assistance to the Directors in fulfilling their responsibilities to the shareholders, potential shareholders, and investment community relating to the quality and integrity of the Company's financial reporting and the effectiveness of its internal controls.

      The Committee shall meet regularly (at least three times during each fiscal year), and shall report its activities to the Board regularly. The Committee shall be responsible to maintain free and open communication among the Directors, the independent auditors, the internal auditors and the financial management of the Company.

3. SPECIFIC RESPONSIBILITIES OF THE COMMITTEE

      The Committee shall

      A. no less frequently than annually, review and reassess the adequacy of this Charter and the Committee's performance thereunder;

      B. no less frequently than annually, (1) review and evaluate, and recommend to the Board for selection or replacement, the Company's independent auditors, who shall be ultimately accountable to the Board and the Committee,
(2) review the independent auditors' compensation, (3) obtain from the independent auditors a written communication delineating all of their relationships and professional services as required by Independence Standards Board Standard No. 1, and (4) review with the independent auditors the nature and scope of any such relationships or services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the independent auditors;

      C. no less frequently than annually, review and evaluate, and either direct or concur with management's appointment, termination or replacement of the Director of Internal Audit;

      D. meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current fiscal year and the procedures to be utilized in such audit, and at the conclusion thereof review with the independent auditors and financial management the results of such audit, including any comments or recommendations of the independent auditors, and report the results of such audit and review to the Board;

      E. review the financial statements for each fiscal year with the independent auditors and financial management of the Company, make a recommendation to the Board on inclusion of such financial statements in the annual report to shareholders and the Form 10-K for such fiscal year, and issue the report to be included in the Company's proxy statement;

      F. review with the independent auditors the matters required to be communicated to the Committee by the independent auditors as a result of their review of interim financial information (for this purpose the chair of the Committee may act on behalf of the entire Committee);

      G. review the functioning and effectiveness of the Internal Audit Department, including its independence and reporting obligations, its proposed internal audit plan and budget for the coming year, the coordination of such plan with that of the independent auditors, and periodically monitor the progress of the Internal Audit Department with respect to the internal audit plan;

      H. review with the independent auditors, the Director of Internal Audit, and the Company's financial management, the adequacy and effectiveness of the Company's internal accounting, financial and information systems controls, and any significant risks or exposures facing the Company and assess the steps management has taken to minimize such risks; and

      I. meet privately on a periodic basis with the independent auditors and the Director of Internal Audit in order to aid in implementation of the foregoing responsibilities.

                                                                       EXHIBIT B
                           THE SPORTS AUTHORITY, INC.
                              AMENDED AND RESTATED
                          EMPLOYEE STOCK PURCHASE PLAN
1. PURPOSE.

      The purpose of the Sports Authority, Inc. Amended and Restated Employee Stock Purchase Plan (the "Plan") is to provide eligible employees of The Sports Authority, Inc., a Delaware corporation (the "Company"), its wholly owned subsidiaries and any subsequently designated subsidiaries of the Company with an opportunity to purchase common shares, $.0l par value, of the Company (the "Shares"), through accumulated payroll deductions, cash dividends on Shares held in the employee's account under the Plan, and/or the employee's cash payments under the Plan. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of such Section of the Code.

2. DEFINITIONS.

      (a)"Board" shall mean the Board of Directors of the Company.

      (b)"Change in Capitalization" shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, share dividend, share split or reverse share split, combination or exchange of shares, repurchase of Shares, change in corporate structure or otherwise.

      (c)"Change in Control" of the Company shall have the meaning given in
Section 16(b) hereof.

      (d)"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (e)"Committee" shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

      (f)"Company" shall mean The Sports Authority, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

      (g)"Compensation" shall mean the fixed salary, wages, commissions, overtime pay and bonuses paid by an Employer to an Employee as reported by the Employer to the United States government for Federal income tax purposes, including an Employee's portion of compensation deferral contributions pursuant to Section 401(k) of the Code, any amount excludable pursuant to Section 125 of the Code and/or any non-qualified compensation deferral, but excluding any foreign service allowance, severance pay, expenses or any benefit paid by a third-party payer under any employee plan maintained by the Employer.

      (h)"Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee's Employer, if such leave is for a continuous period of not more than one year or reemployment upon the expiration of such leave is guaranteed by contract or statute.

      (i)"Designated Subsidiaries" shall mean the subsidiaries of the Company which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan, which may include corporations which become subsidiaries of the Company after the adoption of the Plan.

      (j)"Employee" shall mean any person, including an officer, who as of an Offering Date is regularly employed by the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company and who has completed a Year of Service.

      (k)"Employer" shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company, a wholly owned Subsidiary of the Company or a Designated Subsidiary of the Company.

      (l)"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      (m)"Exercise Date" shall mean the last business day of each Offering Period, except as the Committee may otherwise provide.

      (n)"Fair Market Value" per Share as of a particular date shall mean the closing price on the New York Stock Exchange Composite Transactions Tape (or its equivalent as determined by the Committee, if the Shares are not traded on the New York Stock Exchange) of a Share for the relevant valuation date or, if Shares are not traded on that date, the trading day immediately prior to the relevant valuation date.

      (o)"Offering Date" shall mean any one of the following: January 1, April 1, July 1 or October 1 of each Plan Year.

      (p)"Offering Period" shall mean any calendar quarter beginning with an Offering Date prior to the end of the Term of the Plan, and except that the Committee shall have the power to change the duration of other Offering Periods; however, no option granted under the Plan shall be exercisable more than five years from its date of grant.

      (q)"Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

      (r)"Participant" shall mean an Employee who participates in the Plan.

      (s)"Plan" shall mean The Sports Authority, Inc. Amended and Restated Employee Stock Purchase Plan, as amended from time to time.

      (t)"Plan Year" shall mean the calendar year during which the Plan is in effect.

      (u)"Shares" shall mean common shares, $.0l par value, of the Company.

      (v)"Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

      (w)"Year of Service" shall mean each successive period of twelve consecutive months (from an Employee's original employment date) during which the Employee's hours of employment are 1,000 hours or more.

3. ELIGIBILITY.

      (a)Subject to the requirements of Section 4(b) hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

      (b)Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan (1) if, immediately after the grant, such Employee (or any other person whose shares would be attributed to such Employee pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary or Parent of the Company, or (ii) which permits such Employee's right to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and any Subsidiary or Parent of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for any calendar year in which such option would be outstanding at any time.

4. GRANT OF OPTION; PARTICIPATION; PRICE.

      (a)On each Offering Date the Company shall commence an offering by granting each eligible Employee an option to purchase Shares, subject to the limitations set forth in Section 3(b) and Article 10 hereof.

      (b)Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, by filing an agreement with his or her Employer authorizing payroll deductions in accordance with Article 5 hereof. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date. Additionally, a Participant may participate to a greater extent by making cash payments to be credited to his or her account under the Plan in accordance with Article 5 hereof.

      (c)The option price per Share of the stock to be sold to Participants under the Plan shall be 85% of the Fair Market Value of such Share on the Exercise Date; provided, however, that the option price per Share shall never be less than the par value per Share.

5. PAYROLL DEDUCTIONS AND CASH PAYMENTS.

      (a)Subject to Section 4(b) hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from 1 percent to 10 percent of such Participant's Compensation each pay period (the permissible range within such percentages to be determined by the Committee from time to time). A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time (except during the final fifteen (15) days of any Offering Period), but not more frequently than once each Offering Period, by filing a new authorization form with his or her Employer.

      (b)Alternatively or additionally, a Participant may make cash payments, in accordance with Section 4(b) hereof and rules and procedures adopted by the Committee, to be credited to his or her account at any time, except during the final fifteen (15) days of each Offering Period.

6. EXERCISE OF OPTION.

      (a)Unless a Participant withdraws from the Plan as provided in Article 8 hereof, or unless the Committee otherwise provides, such Participant's election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (including any fractional Share) subject to such option will be purchased for such Participant at the applicable option price with (i) the accumulated payroll deductions, (ii) cash dividends paid on Shares which have been credited to the Participant's account under the Plan pursuant to
Article 9 hereof, and (iii) any additional cash payments made by the Participant and credited to the Participant's account under the Plan in accordance with
Article 5 hereof.

      (b)Any cash balance remaining in a Participant's account after the termination of an Offering Period will be carried forward to the Participant's account for the purchase of Shares during the next Offering Period if the Participant has elected to continue to participate in the Plan. Otherwise the Participant will receive a cash payment equal to the cash balance of his or her account.

      (c)Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to credited Shares.

      (d)All Shares purchased upon exercise of an option hereunder during Offering Periods hereunder shall be Restricted Shares, which shall comply with the following terms and conditions:

         (i) RESTRICTIONS. Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (except by will or the applicable laws of descent and distributions) during the Restricted Period (as defined in Section 6(d)(ii) hereof). Upon the issuance of Restricted Shares, either (i) a share certificate or certificates representing such Restricted Shares shall be registered in the Participant's name, shall bear an appropriate legend referring to the restrictions applicable thereto, and shall be delivered to the Participant, or (ii) the Company's share transfer agent or other designee shall credit such Restricted Shares to the Participant's Restricted Shares Account, which Shares shall be subject to the restrictions applicable thereto under the plan. Any attempt to dispose of any such Restricted Shares in contravention of such restriction shall be null and void and without effect.

         (ii) RESTRICTED PERIOD. The Restricted Period for Restricted Shares purchased under the Plan shall be one year from the date of purchase (which shall be deemed to be the Exercise Date of the Offering Period in which they are purchased). Upon the first anniversary of the date of purchase of any Restricted Shares, all restrictions then outstanding with respect thereto shall automatically expire and be of no further force and effect. If (i) such Restricted Shares have been held in the Participant's Restricted Shares Account or (ii) such Restricted Shares have been issued to the Participant in a certificate with a restrictive legend which is returned by the Participant, the formerly restricted Shares shall be credited to the Participant's account under the Plan without restrictions and shall be dealt with in accordance with the Participant's instructions and this Plan.

         (iii) OWNERSHIP. During the Restricted Period the Participant shall possess all incidents of ownership of such Restricted Shares, including the right to vote and to receive dividends with respect to such Restricted Shares, subject to the restrictions and limitations described in this Article.

         (iv) ACCELERATED LAPSE OF RESTRICTIONS. Upon the termination of a Participant's employment which either (i) occurs after the Participant has attained the age of 65 years or (ii) results from the Participant's death or Disability (as defined below), or upon the occurrence of a Change in Control, all restrictions then outstanding with respect to Restricted Shares purchased hereunder shall automatically expire and be of no further force and effect, and the formerly restricted Shares shall be credited to the Participant's account under the Plan without restrictions. For purposes of this Section 6(d), "Disability" shall mean a Participant's total and permanent inability to perform his or her duties with the Company (as defined by the Company immediately prior to the onset of the Disability) or any of its affiliates by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Participant and acceptable to the Company.

7. DELIVERY OF SHARES.

      (a)As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant (or, in the discretion of the Committee, at any time after the termination of employment of any Participant), the Company shall arrange the delivery to such Participant of a share certificate representing the whole Shares credited to the Participant's account which the Participant requests to withdraw (any fractional Share being paid in cash). Subject to Section 7(b) hereof, withdrawals may be made no more frequently than once each Offering Period, and no withdrawal may be made during the final fifteen (15) days of any Offering Period. Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

      (b)Notwithstanding anything in Section 7(a) hereof to the contrary, Shares may be withdrawn by a Participant more than once during an Offering Period and during any part of an Offering Period under the following circumstances: (i) within sixty (60) days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.

8. WITHDRAWAL; TERMINATION OF EMPLOYMENT.

      (a)A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares (including, without limitation, the payroll deductions, cash dividends and cash payments credited to such Participant's account) by giving written notice to the Company prior to the next occurring Exercise Date; provided, however, that no withdrawal can be made during the final fifteen (15) days of any Offering Period. All such payroll deductions, cash dividends and cash payments credited to such Participant's account shall be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

      (b)Upon termination of a Participant's Continuous Status as an Employee during an Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions, cash dividends and cash payments credited to such Participant's account that have not been used to purchase Shares shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Article 12 hereof, and such Participant's option will be automatically terminated. Notwithstanding the foregoing, upon the termination of a Participant's employment because of the Participant's death, the Participant's beneficiary (designated by the Participant in accordance with Article 12 hereof) shall have the right to elect, by written notice given to the Company prior to the earlier of the next Exercise Date under the Plan or the sixtieth (60th) day after the Participant's death, to exercise the Participant's option for the purchase of Shares on such Exercise Date for the purchase of the number of full Shares which the accumulated payroll deductions and cash in the Participant's account at the date of the Participant's death will purchase at the applicable option price, and any excess in such account will be paid to such beneficiary. If no such written notice of election is duly received by the Company, the first sentence of this Section 8(b) shall control.

      (c)A Participant's withdrawal from an offering will not have any effect upon such Participant's eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

9. DIVIDENDS AND INTEREST.

      (a)Cash dividends paid on Shares held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions (and cash contributions, if any) to purchase Shares on the Exercise Date. Dividends paid in Shares or share splits of the Shares shall be credited to the accounts of Participants. Dividends paid in property other than cash or Shares shall be distributed to Participants as soon as practicable.

      (b)No interest shall accrue on or be payable with respect to the payroll deductions, cash contributions or credited cash dividends of a Participant in the Plan.

10. SHARES.

      The maximum number of Shares which shall be reserved for sale under the Plan from the date of its inception shall be 1,862,259 Shares, which number shall be subject to adjustment upon Changes in Capitalization of the Company as provided in Article 16 hereof. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

11. ADMINISTRATION.

      The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision evidenced by the unanimous written consent of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer's Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

12. DESIGNATION OF BENEFICIARY.

      (a). A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

      (b)Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13. TRANSFERABILITY.

      Neither payroll deductions, dividends, dividend reinvestments or cash payments credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Article 12 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Article 8 hereof.

14. USE OF FUNDS.

      All payroll deductions, dividends, reinvested dividends and additional cash payments received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

15. REPORTS.

      Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends, dividend reinvestments and additional cash payments, the per Share purchase price, the number of Shares purchased, the aggregate Shares in the Participant's account and the remaining cash balance, if any.

16. EFFECT OF CERTAIN CHANGES.

      (a). In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period shall terminate unless otherwise provided by the Committee.

      (b)As herein used a Change in Control shall be deemed to have occurred if:

         (i) the "beneficial ownership" (as defined in Rule l3d-3 under the Exchange Act) of securities representing more than 20% of the combined voting power of the Company is acquired by any "person" as defined in section 13(d) or section 14(d) of the Exchange Act (other than the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), or

         (ii) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation, or

         (iii) during any period of three consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period).

      (c)If, on any Exercise Date, the aggregate funds available for the purchase of Shares would purchase a number of Shares in excess of the number of Shares then available for purchase under the Plan, the number of Shares that would otherwise be purchased by each Participant shall be proportionately reduced on the Exercise Date in order to eliminate such excess.

17. TERM OF PLAN.

      Subject to the Board's right to discontinue the Plan (and thereby end its Term) pursuant to Article 18 hereof, the Term of the Plan (and its last Offering Period) shall end on December 31, 2010. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants' accounts under the Plan shall be delivered to the respective Participant (or the Participant's legal representative) as soon as practicable.

18. AMENDMENT TO AND DISCONTINUANCE OF PLAN.

      The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Article 16 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Section 423 of the Code.

19. NOTICES.

      All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20. REGULATIONS AND OTHER APPROVALS; GOVERNING LAW.

      (a)This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

      (b)The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

21. WITHHOLDING OF TAXES; NOTIFICATION OF TRANSFER.

      (a)If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two- year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold, or the Company may deduct from the Participant's wages or other compensation the amount of any withholding taxes due with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

22. EFFECTIVE DATE.

      The amendment and restatement of the Plan shall be effective as of June 27, 2001, subject to the approval of the Plan by the shareholders of the Company.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           THE SPORTS AUTHORITY, INC.

                                 JUNE 27, 2001





                Please Detach and Mail in the Envelope Provided

      Please mark your                                                    ---
A /X/ votes as in this
      example using dark
      ink only


                              WITHHOLD
                      FOR       VOTE
1. The election of    / /        / /      NOMINEES: JULIUS W. ERVING
   the nominees listed                              MARTIN E. HANAKA
   at right as Class 1                              CHARLES H. MOORE
   Directors to serve until the Annual
   Meeting of Stockholders in 2004 or
   until their successors are duly elected
   and qualified; except vote withheld from the following nominee(s):

-------------------------------------------

                                              FOR       AGAINST      ABSTAIN
2. Approval of the Amended and Restated       / /         / /           / /
   Employee Stock Purchase Plan;

3. Ratification of the appointment of         / /         / /           / /
   Ernst & Young LLP as the Company's
   independent public accountants for
   the 2001 fiscal year; and

4. In their discretion, on any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ITEMS 1,2 AND 3.

SIGNATURE(S)                                           DATED                2001
            -------------------------------------------     ----------------

NOTE: Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed in full corporate or partnership name by a duly authorized officer or partner as applicable.

                           THE SPORTS AUTHORITY, INC.

                                     PROXY

                      2001 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints MARTIN E. HANAKA and FRANK W. BUBB and each of them, the true and lawful attorneys, agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common Stock the undersigned is entitled to vote at the 2001 Annual Meeting of Shareholders of THE SPORTS AUTHORITY, INC. to be held on June 27, 2001 at 8:30 A.M. at the Company's Pembroke Pines store, 11140 Pines Boulevard, Pembroke Pines, Florida 33026, and at any and all adjournments thereof, on the following matters:

                (Continued and to be signed on the reverse side)